Exhibit 99.1
                      Press Release dated March 13, 2001.

Vertical Computer Systems Acquires 60% Majority Interest in HRIS/PAYROLL From Ross Systems Inc.; HRIS/PAYROLL Revenues for the Year Ended 6/30/2000 Were $8.4 million

LOS ANGELES--(BUSINESS WIRE)--March 13, 2001--Vertical Computer Systems Inc. (OTCBB:VCSY), a provider of Web commerce solutions, today announced that through Now Solutions LLC it has acquired a 60% majority interest in the Renaissance CS(R) Human Resources and Payroll

("HRIS/PAYROLL") product division from Ross Systems Inc. (Nasdaq:ROSS).

HRIS/PAYROLL, used by over 200 companies in North America, is a widely supported human resources software system.

For the calendar year ended June 30, 2000, the HRIS/PAYROLL division had revenue of $8.4 million with adjusted EBITDA of $3.3 million.

The 100% acquisition of HRIS/PAYROLL was completed through an asset purchase by Now Solutions LLC in consideration for $6.1 million. The purchase price consisted of $5.1 million in cash and a promissory note in the amount of $1 million payable over two years. Vertical Computer Systems owns a 60% stake in Now Solutions LLC.

Coast Business Credit, a division of Southern Pacific Bank, financed Now Solutions' acquisition of HRIS/PAYROLL by providing a $5.5 million term loan and a $1.5 million line of credit secured by HRIS/PAYROLL receivables.

The transaction provides an immediate revenue and cash flow source for VCSY, a potential distribution base for VCSY's products and cost savings through managerial efficiencies between VCSY and HRIS/PAYROLL. VCSY's management also sees opportunities to add value to the HRIS/PAYROLL system through selective applications of its proprietary Emily(TM) software.

"This acquisition synergistically fits with VCSY's current business model. As a result of this acquisition, we are adding the industry-recognized HRIS/PAYROLL system to the expanding technology portfolio that we offer companies worldwide," commented Richard Wade, VCSY's President.

About Vertical Computer Systems Inc.

Vertical Computer Systems Inc. is a leading provider of Web-based multilingual gateways, developer of proprietary software and e-commerce solutions. The company is based in the United States. VCSY's products and services, technology and distribution channels complement each other and are supported by its e-commerce business model, the Home Country Gateway (HCG).

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Utilizing its growing global network of online HCGs, the company offers B2B, B2G and B2C solutions through its wide range of accessible resources that specifically cater to the needs and desires of targeted communities around the world. VCSY has also acquired Globalfare.com -- a complete online travel information center at www.globalfare.com.

At present, VCSY has five HCGs in operation: www.theWorldBridge.com, www.theIndiaBridge.com, www.theUSBridge.com, www.theBrazilBridge.com, www.theChinaBridge.com, and is working to establish other HCG partnerships, including www.theKoreaBridge.com.

The company is continuously developing Emily(TM) Solutions, (www.emilysolutions.com), proprietary XML-based technology providing unique software for e-commerce, information technologies, Web-based data management and process control. VCSY also offers a free, easy and personalized e-mail service for all Web users (www.thepostmaster.net). For more information, visit the company's Web site at www.vcsy.com.

This release contains, in addition to historical information, forward-looking statements. These statements are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, competition from other portals, the company's ability to integrate and market the Emily(TM) software, the market reception to VCSY'S new products, the potential benefits to customers, the conversion of sales leads into customers and the ramp-up of ASP users and other factors over which VCSY may have little or no control such as those described in the company's filings with the SEC.

CONTACT:

Coffin Communications Group, Sherman Oaks, Calif.